Exhibit 1

CUSIP No. 578462103

AGREEMENT CONCERNING JOINT FILING
OF SCHEDULE 13D

     The undersigned agree as follows:

     (i) each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

     (ii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows of has reason to believe that such information is inaccurate.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     Dated: April 8, 2004

HENRY BIRKS & SONS INC.
By:	/s/ Sabine Bruckert
	Name:	Sabine Bruckert
	Title:	General Counsel and Corporate Secretary

HENRY BIRKS & SONS HOLDINGS INC.
By:	/s/ Gerald Berclaz
	Name:	Gerald Berclaz
	Title:	Corporate Secretary

REGALUXE INVESTMENT Sarl.
By:	/s/ Filippo Recami
	Name:	Filippo Recami
	Title:	Chief Executive Officer

DR. LORENZO ROSSI DI MONTELERA
By:	/s/ Lorenzo Rossi di Montelera
	Name:	Lorenzo Rossi di Montelera
	Title:	Director